Mail Stop 4561

      August 25, 2005



Mr. Donald H. Hunter
Chief Operating Officer and Chief Financial Officer
Harbor Global Company Ltd.
One Faneuil Hall Marketplace, 4th Floor
Boston,  MA 02129-1820

Re:	Harbor Global Company Ltd.
Form 10-K/A for the fiscal year ended December 31, 2004
      Filed August 18, 2005
      File No. 0-30889

Dear Mr. Hunter:

We have completed our review of your Form 10-K/A and have no further comments at this time.



								Sincerely,



      Steven Jacobs
      Branch Chief





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Mr. Stephen G. Kasnet
Harbor Global Company Ltd.
June 30, 2005
Page 3